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For Further Information:
Michael D. Picchi
Fruehauf Trailer Corporation
(317) 630-3000


  FRUEHAUF TRAILER ANNOUNCES OPERATING PERFORMANCE
     FILINGS TO BE COMPLETED UNDER SEC FORM 8-K


Indianapolis, Indiana -- March 31, 1997 -- Fruehauf
Trailer Corporation today announced that it will not be filing its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, nor will it be filing quarterly reports on Form 10-Q, with the Securities and Exchange Commission during the period it continues to operate its business as a debtor in possession under the U.S. Bankruptcy
Code.

As a means of keeping the public informed of its financial condition during the remainder of the bankruptcy case, Fruehauf will file the monthly reports required to be filed with the Bankruptcy
Court under cover of Form 8-K with the Securities and Exchange Commission. Upon request, the Company will provide copies of these monthly reports after they have been filed with the Securities and Exchange Commission to brokers and dealers.

Thomas E. Ireland, Chief Executive Officer commented, "The Company will be filing the Bankruptcy Court reports with the SEC as a means of using its limited resources to the best benefit of the Company's constituents. The expense and effort involved in technically complying with SEC annual and quarterly reporting requirements cannot, in the opinion of the Company, be justified in light of our current operational and financial situation."

Fruehauf Trailer Corporation filed a voluntary petition under chapter 11 of the U.S. Bankruptcy
Code on October 7, 1996 and currently operates its businesses as a debtor in possession. Fruehauf is a manufacturer of truck trailers, producing, marketing, and servicing the industry's widest range of dry freight van, platform, dump and liquid and dry bulk tank trailers. Among the largest suppliers of trailer parts in North America, Fruehauf products are sold throughout the truck trailer industry's largest Company-owned dealer and authorized independent dealer network in North
America. On March 24, 1997, the Company announced that the U.S. Bankruptcy Court approved the purchase by Wabash National Corporation of substantially all Fruehauf's remaining operating assets, other than its interest in the Fruehauf de Mexico operating subsidiary. The
Company expects to close the sale after receiving certain regulatory approvals.


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